[LETTERHEAD OF BEARD MILLER COMPANY LLP]




October 1, 2009



Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


Dear Ladies and Gentlemen:


We are the former independent registered public accounting firm for Clifton Savings Bancorp, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated October 1, 2009 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.


Sincerely,

/s/ Beard Miller Company LLP

Beard Miller Company LLP